Exhibit 5.1

McDermott, Will & Emery	A Partnership Including Professional Corporations 50 Rockefeller Plaza New York, NY 10020-1605 212-547-5400 Facsimile 212-547-5444 http://www.mwe.com	Boston Chicago Dusseldorf London Los Angeles Miami Munich New York Orange County Silicon Valley Washington, D.C.

September 8, 2003

GlycoGenesys, Inc.

31 St. James Avenue, 8th Floor

Boston, MA 02116

Re:	Registration Statement on Form S-8

Dear Ladies & Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”), to be filed by GlycoGenesys, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,825,000 shares of common stock, par value $0.01 per share (“Common Stock”), the Company is authorized to issue pursuant to the 2003 Omnibus Incentive Plan (the “Plan”), such share of Common Stock issuable under the Plan, the “Plan Shares”.

We have examined and relied, to the extent we deemed necessary, on certificates of officers of the Company as to factual matters, and on such corporate records of the Company in connection with the authorization of the Plan and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as photostatic copies.

Based on the foregoing, and assuming that the full consideration for each of the Plan Shares is received by the Company in accordance with the terms of the Plan, it is our opinion that the Plan Shares covered by the Registration Statement when issued will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ McDermott, Will & Emery